Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	State or Other Jurisdiction of Incorporation
True Drinks, Inc.	Delaware
Bazi, Inc.	Colorado
GT Beverage Company, LLC	Nevada